Exhibit 99.1

Bellicum Announces Appointment of Rick Fair as Chief Executive Officer in

Preparation for Commercialization of BPX-501 and Next Phase of Growth

HOUSTON, TX – January 31, 2017 – Bellicum Pharmaceuticals, Inc. (Nasdaq: BLCM), a clinical stage biopharmaceutical company focused on discovering and developing novel cellular immunotherapies for cancers and orphan inherited blood disorders, today announced the appointment of Rick Fair as President and Chief Executive Officer, and as a member of the Board of Directors, effective immediately. Mr. Fair joins Bellicum from Genentech/Roche, where he was Senior Vice President, Head of Oncology Global Product Strategy, and brings an impressive record of results in global, strategic and operational roles to Bellicum. Mr. Fair succeeds Tom Farrell, who will serve as an advisor to the Company during the transition.

“We are delighted to welcome Rick to Bellicum,” said James Brown, Chairman of the Company’s Board of Directors. “Rick’s depth and breadth of experience in oncology, clinical development strategy, and commercialization, both in the U.S. and internationally, will be of great value as we prepare for commercialization of our lead product candidate BPX-501, accelerate our pipeline of CAR T and TCR product candidates, and solidify our leadership in the development of controllable cell therapies.”

“I am both honored and thrilled to join Bellicum at this exciting time,” said Mr. Fair. “Cellular immunotherapies have shown great promise in treating cancers and blood disorders. Bellicum is the leader in molecular switch technologies, has advanced multiple novel and highly differentiated therapies into the clinic, and is preparing to bring its first product to market. I look forward to working with the team at Bellicum and its collaborators to continue to advance the science, bring important treatments to patients, and create value for shareholders.”

In his most recent role at Genentech/Roche, Mr. Fair led oncology product strategy and global commercialization, overseeing the launch of five new molecular entities, including TECENTRIQ®, the first immunotherapy approval for patients with advanced bladder cancer, and numerous line extensions. He also contributed to a substantial expansion of investment into cancer immunotherapy and precision medicine. Previously, he held several commercial leadership positions within Genentech, including franchise leadership with P&L responsibility for its thrombolytics and oral oncolytics businesses. Prior to Genentech, Mr. Fair spent nine years in the pharmaceutical business at Johnson & Johnson, holding leadership roles in marketing, managed care and reimbursement strategy, and managed care customer management. Rick holds a Bachelor of Science from the University of Michigan, and a Masters of Business Administration from Columbia Business School.

“I’m proud to have led Bellicum from a virtual start-up to late-stage clinical development while establishing controllability as an essential feature of safe and effective cell therapy,” said Mr. Farrell. “With commercialization on the horizon and a growing pipeline of potential best- or first-in-class product candidates, I am pleased to hand the reins to Rick to lead the next phase of Bellicum’s growth, and I wish him and the leadership team every success.”

Mr. Brown commented, “On behalf of the Board of Directors, I want to thank Tom Farrell for his leadership, commitment and accomplishments as President and CEO. His contributions have been invaluable and we wish him continued success in his future endeavors.”

Inducement Award

The Compensation Committee of the Board of Directors granted an inducement award to Mr. Fair on January 30, 2016 in connection with his employment as Bellicum’s President and Chief Executive Officer. The inducement award consists of a stock option to purchase up to 500,000 shares of the Company’s common stock, with a per share exercise price equal to $11.87, the closing price of the Common Stock on the grant date of January 30, 2016, and a ten-year term. The stock option was granted subject to the terms of the Company’s 2014 Equity Incentive Plan and a stock option award agreement thereunder, and will vest and become exercisable over four years, with 25% of the underlying shares vesting after one year and an additional 1/36th of the remaining unvested shares subject to the grant vesting monthly thereafter, subject to Mr. Fair’s continuous service with the Company through each vesting date and potential vesting acceleration under certain circumstances pursuant to the terms of Mr. Fair’s employment agreement with the Company. The Compensation Committee of the Board of Directors granted the inducement award as an inducement material to Mr. Fair’s employment in accordance with NASDAQ Listing Rule 5635(c)(4).

About Bellicum Pharmaceuticals

Bellicum is a clinical stage biopharmaceutical company focused on discovering and developing cellular immunotherapies for cancers and orphan inherited blood disorders. Bellicum is using its proprietary Chemical Induction of Dimerization (CID) technology platform to engineer and control components of the immune system. Bellicum is developing next-generation product candidates in some of the most important areas of cellular immunotherapy, including hematopoietic stem cell transplantation (HSCT), and CAR T and TCR cell therapies. More information can be found at www.bellicum.com.

Forward-Looking Statement

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “designed,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our successful development and commercial launch of BPX-501; our research and development activities relating to our CaspaCIDe and inducible MyD88/CD40 molecular switch technologies, our CAR T, TCR, GoCAR-T and

GoTCR programs; and the effectiveness of BPX-501, its possible range of application and potential curative effects and safety in the treatment of diseases, including as compared to other treatment options and competitive therapies; the timing and success of our collaborative agreements with third parties. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our annual report on Form 10-K for the year ended December 31, 2015 and our quarterly report on Form 10-Q for the quarter ended September 30, 2016. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investors:

Bellicum Pharmaceuticals

Alan Musso, CFO, 832-384-1116

amusso@bellicum.com

Media:

BMC Communications

Brad Miles, 646-513-3125

bmiles@bmccommunications.com

3